EXHIBIT 11.01


                                      Travelers Group Inc. and Subsidiaries
                                        Computation of Earnings Per Share
                                   (In millions, except for per share amounts)


                                                             Year Ended December 31,
                                                    ---------------------------------------

                                                    1995             1994            1993
                                                    ----             ----            ----

Earnings:
  Income from continuing operations               $1,628           $1,157         $   951
  Discontinued operations                            206              169               -
  Cumulative effect of accounting changes              -                -             (35)
                                                  ------           ------          ------
        Net income                                $1,834           $1,326         $   916

  Preferred dividends - series A                     (24)             (24)            (24)
  Preferred dividends - series B                      (7)              (7)             (3)
  Preferred dividends - series C                     (18)             (17)              -
  Preferred dividends - series D                     (35)             (35)              -
                                                  ------           ------          ------
                                                     (84)             (83)            (27)

        Income applicable to common stock         $1,750           $1,243         $   889
                                                   =====            =====          ======

Average shares:
  Common                                            306.4           315.4           228.7
  Warrants                                             .6               -               -
  Assumed exercise of dilutive stock options          4.5             3.1             4.9
  Incremental shares - Capital Accumulation Plan      5.9             3.5             4.2
                                                  -------          ------          ------
                                                    317.4           322.0           237.8
                                                   ======           =====           =====
Earnings per share:
  Continuing operations                           $  4.86          $ 3.34         $  3.88
  Discontinued operations                            0.65            0.52               -
  Cumulative effect of accounting changes               -               -           (0.14)
                                                  -------          ------           -----
                                                  $  5.51          $ 3.86         $  3.74
                                                   ======           =====          ======



Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans. Fully diluted earnings per common share, assuming conversion of all outstanding convertible preferred stock, notes, debentures and the maximum dilutive effect of common stock equivalents and conversion of the 5.5% convertible preferred stock, has not been presented because the effects are not material. The fully diluted earnings per common share computation for the years ended December 31, 1995, 1994 and 1993 would entail adding the number of shares issuable on conversion of the other debentures (2 million shares in 1993 only), the additional common stock equivalents (5.2 million and 1.5 million and .4 million shares respectively) and the assumed conversion of the convertible preferred stock (7.0 million, 3.4 million and 1.4 million shares, respectively) to the number of shares included in the earnings per common share calculation (resulting in a total of 329.6 million and 326.9 million and 241.6 million shares, respectively) and eliminating the after-tax interest expense related to the conversion of other debentures ($3 million in 1993 only) and the elimination of the preferred stock dividends ($21 million, $7 million and $3 million respectively).